Exhibit 4.83
July  21, 2008
LEASE*
     THIS LEASE (this “Lease”) is made as of July 23 , 2008, between 1390 PICCARD DRIVE, L.L.C., a Maryland limited liability company (“Landlord”), and TELVENT FARRADYNE INC., a Maryland corporation (“Tenant”).
ARTICLE I
DEFINITIONS
     1.1 Building: a three (3) story building containing approximately one hundred one thousand eight hundred fifty-three (101,853) square feet of rentable area and located at 1390 Piccard Drive, Rockville, Maryland.
     1.2 Premises: approximately thirty-six thousand two hundred fifty-five (36,255) square feet of rentable area located on the second (2nd) floor (Suite 200) of the Building and outlined on Exhibit A.
     1.3 Lease Term: one hundred forty-four (144) months.
     1.4 Anticipated Occupancy Date: December 15, 2008.
     1.5 Base Rent: nine hundred sixty thousand seven hundred fifty-seven dollars and fifty cents ($960,757.50) for the first Lease Year (which amount is based on twenty-six dollars and fifty cents ($26.50) per square foot of rentable area); nine hundred ninety-seven thousand twelve dollars and fifty cents ($997,012.50) for the second Lease Year (which amount is based on twenty-seven dollars and fifty cents ($27.50) per square foot of rentable area); one million sixty-nine thousand five hundred twenty-two dollars and fifty cents ($1,069,522.50) for the third Lease Year (which amount is based on twenty-nine dollars and fifty cents ($29.50) per square foot of rentable area).
     1.6 Base Rent Annual Escalation Percentage: two and one-half percent (2.5%).
     1.7 Base Year: 2009.
     1.8 Security Deposit: none.
     1.9 Broker(s): Cushman & Wakefield of Maryland, Inc. and WPC Brokerage, Inc.
     1.10 Tenant Address for Notices: 3206 Tower Oaks Boulevard, Rockville, Maryland 20852, Attn: Carrie Glidden, Esq. until Tenant has commenced beneficial use of the Premises, and 1390 Piccard Drive, Suite 200, Rockville, Maryland 20850 after Tenant has commenced beneficial use of the Premises.
     1.11 Landlord Address for Notices: 4719 Hampden Lane, Suite 300, Bethesda, Maryland 20814, Attn: Property Manager.
     1.12 Landlord Address for Payment of Rent: 4719 Hampden Lane, Suite 300, Bethesda, Maryland 20814, with checks made payable to: 1390 Piccard Drive, L.L.C.
     1.13 Parking: Landlord shall make available to Tenant and its employees parking spaces at the ratio of 3.5 spaces per 1000 square feet of rentable area in the Premises for the parking of standard sized automobiles on the surface parking lot for the Building. Except as provided herein, such parking spaces shall be unreserved and free of charge through the initial Lease Term. Notwithstanding the foregoing, ten (10) parking spaces shall be reserved for Tenant’s use and shall be in a location mutually agreed upon by Landlord and Tenant. Further, Tenant shall be permitted to park one (1) van sized vehicle in the parking lot which will not occupy more than one (1) parking space in an area mutually agreed upon by Landlord and Tenant; provided that Tenant shall provide Landlord with reasonable prior written notice when such space shall be needed and such vehicle shall not occupy any such space for more than ninety (90) days at any given time.
     1.14 Guarantor: Telvent GIT, S.A.
ARTICLE II
PREMISES
     2.1 Tenant leases the Premises from Landlord upon the terms herein.
     2.2 If any space on full floors contiguous to the Premises or premises on floors contiguous to the Premises of the Building (“Expansion Space”) becomes available during the Lease Term and provided at least three (3) years remain in the Lease Term (or, if at least three (3) years do not remain, Tenant exercises its rights under Section 3.5 below, to renew the Lease Term so that at least three (3) years remain in the Lease Term), then at such time as Landlord elects, Landlord shall notify Tenant in writing of the availability of any Expansion Space and provide Tenant with reasonable information pertaining thereto. The Lease Term for the Expansion Space shall in all events be coterminous with the Lease Term for the entire Premises. Tenant shall have a period of ten (10) days thereafter to give Landlord written notice that Tenant is interested in leasing such Expansion Space. If Tenant gives such notice, then for a period of ten (10) days thereafter Tenant and Landlord shall negotiate in good faith regarding the terms and conditions pursuant to which Tenant may lease such Expansion Space. The rental shall be the prevailing market rent (including all concessions such as rental abatement, construction allowances and commissions) for comparable tenants in comparable buildings in the Rockville, Maryland submarket. If during such period the parties agree in writing on such terms and conditions for the Expansion Space, then they shall promptly execute an amendment to this Lease reflecting such terms and conditions. If during such period the parties do not for any reason whatsoever agree in writing upon such market rent, then within five (5) business days thereafter the parties shall each appoint a real estate broker who shall be licensed in the State of Maryland and who specializes in the field of commercial office space

*	Exhibit A — Floor Plan and Exhibit B — Schedule 1 have not been filed with this agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such documents are immaterial to an investment decision. A copy of any of these omitted documents will be furnished to the Commission by Telvent upon the Commission’s request.

leasing in the Rockville market, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. Such two individuals shall each determine within ten (10) days after their appointment such market rent. If such individuals are unable to agree on such market rent by the expiration of such ten (10)-day period, then the two individual brokers shall, within five (5) business days thereafter, render separate written reports of their determinations and together appoint a third similarly qualified broker. If Tenant’s broker and Landlord’s broker cannot agree upon a third broker, the third broker shall be selected by the Chief Judge of the Circuit Court for Montgomery County, Maryland. The third broker shall within ten (10) days after his or her appointment make a determination of market rent. The market rent shall be equal to that determination of market rent made by either Tenant’s broker or Landlord’s broker who is closer to the third broker and shall be final and conclusive. The parties shall each pay the costs and expenses of their respective broker and shall split evenly the costs and expenses of the third broker. Tenant shall not have any right with respect to any Expansion Space unleased as of the date hereof until such space has been leased to a tenant other than Tenant. Tenant’s rights to any Expansion Space are subject to the rights of other tenants pursuant to rights contained in such leases or pursuant to the mutual agreement of Landlord and the applicable tenant. If an uncured Event of Default (i.e., a breach which has not been cured after any require notice has been given and within the applicable grace period specified in Section 19.1) exists on the date written notice is given to Tenant by Landlord or at any time thereafter prior to the date the Expansion Space is occupied by Tenant, then, at Landlord’s written election, Tenant’s rights with regard to that particular Expansion Space shall be of no further force or effect. If at any time fifty percent (50%) or more of the square feet of rentable area of the Premises has been subleased or assigned other than pursuant to Section 7.6 below, then at Landlord’s written election, Tenant’s rights pursuant to this Section shall be of no further force or effect.
ARTICLE III
TERM
     3.1 The term of this Lease (the “Lease Term”) shall commence on the Lease Commencement Date specified in Section 3.2. If the Lease Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in Section 1.3 plus the partial month in which the Lease Commencement Date occurs. The Lease Term shall also include any renewal or extension of the term of this Lease.
     3.2 The “Lease Commencement Date” shall be the earlier of (a) the date the work and materials to be provided pursuant to Exhibit B are deemed substantially complete as determined pursuant to Exhibit B, or (b) the date Tenant commences beneficial use of the Premises. Tenant shall be deemed to have commenced beneficial use of the Premises when Tenant begins to move furniture, furnishings, inventory, equipment or trade fixtures into the Premises. If Tenant is in breach of any obligation hereunder, then Tenant shall not have any right to commence beneficial use of the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall be permitted access to the Premises (and not be deemed to have commenced beneficial use) fourteen (14) days prior to the date that Landlord substantially completes the Tenant Work (as defined in Exhibit B) for the purpose of installing phones, cabling and installing Tenant’s furniture, equipment and fixtures; provided that, all such actions by Tenant or its agents shall be at its sole risk and expense and shall not delay or interfere with the substantial completion of the Tenant Work by Landlord.
     3.3 Delivery of the Premises is anticipated on or about the Anticipated Occupancy Date. Landlord shall endeavor to provide Tenant with thirty (30) days prior notice of the Anticipated Occupancy Date if such date is other than the date specified in Section 1.4 above. If the Premises are not delivered by such date, then Landlord shall not have any liability whatsoever, and this Lease shall not be rendered voidable, on account thereof.
     3.4 Lease Year means a period of one year commencing on the first day of the month in which the Lease Commencement Date occurs and each successive one (1)-year period.
     3.5 Tenant shall have the right to renew the term of this Lease for the Premises for one period of five (5) years (the “Renewal Term”). The Renewal Term shall commence immediately after expiration of the initial Lease Term. If Tenant does not properly exercise its right to renew this Lease for the Renewal Term it shall not have any further rights of renewal hereunder. Tenant may exercise such right only by written notice to Landlord not later than twelve (12) months prior to the expiration of the initial term of this Lease. If such notice is not received timely by Landlord, then Tenant’s rights pursuant to this Section shall be of no further force or effect. The parties shall have thirty (30) days after Landlord’s receipt of such notice in which to agree on the prevailing market Base Rent and additional rent payable during the Renewal Term. Among the factors to be considered by the parties during such negotiations are the general office rental market in Rockville, Maryland and the rental rates being quoted by Landlord to comparable tenants for comparable space in the Building. If during such thirty (30)-day period the parties agree on such rent for the Renewal Term, then during such period they shall execute an amendment to this Lease stating the rent so agreed upon. If during such period the parties do not for any reason whatsoever agree in writing upon such rent, then within five (5) business days thereafter the parties shall each appoint a real estate broker who shall be licensed in the State of Maryland and who specializes in the field of commercial office space leasing in the Rockville market, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. Such two individuals shall each determine within ten (10) business days after their appointment such rent. If such individuals are unable to agree on such rent by the expiration of such ten (10)-business day period, then the two individual brokers shall, within five (5) business days thereafter, render separate written reports of their determinations and together appoint a third similarly qualified broker. If the Tenant’s broker and Landlord’s broker cannot agree upon a third broker, the third broker shall be selected by the Chief Judge of the Circuit Court for Montgomery County, Maryland. The third broker shall within ten (10) business days after his or her appointment make a determination of such rent. The base rent, escalation factor and additional rent applicable during the first Lease Year of the Renewal Term shall equal the median of the three determinations and shall be final and conclusive. Each party shall pay all costs of its own broker and the costs of the third broker shall be split evenly between the parties. If there is any default by Tenant at the time that the renewal notice is given by Tenant or any time thereafter prior to the commencement of the Renewal Term that remains uncured after the giving of any required notice and the expiration of any applicable grace period as set forth herein, then at Landlord’s written election, then at Landlord’s written election, the Renewal Term shall not commence and the Lease Term shall expire at the expiration of the initial Lease Term. If Tenant subleases more than seventy percent (70%) of the Premises or assigns this Lease, then at Landlord’s written election, Tenant’s rights under this Section shall be of no further force or effect.
     3.6 Notwithstanding anything to the contrary contained herein, Tenant shall have the right to terminate this Lease if Landlord has not substantially completed the construction of the Tenant Work in the Premises in accordance with the terms of Exhibit B on or before July 1, 2009 due to delays caused by Landlord, its contractors or agents so long as (i) this Lease is fully executed by Tenant and delivered to Landlord on or before July 23, 2008, (ii) the Guaranty in the form attached hereto is fully executed by Guarantor and delivered to Landlord on or before August 29, 2008, (iii) no material default by Tenant has occurred under the terms of this Lease, (iv) the time frames to be met by Tenant set forth in Exhibit B have been satisfied in a timely manner, and (v) no such delays are the result of any factors or causes described in Section 23.18 below or caused by Tenant due to matters specified in Paragraph 6(b) of Exhibit B. Tenant’s written notice of termination shall be delivered to Landlord no later than July 5, 2009. Upon such termination, this Lease shall be null and void and of no further force and effect and the parties shall have no further obligations to each other. In the event that the Lease Commencement Date does not occur on or before May 1, 2009, due to delays caused by Landlord, its contractors or agents so long as (i) this Lease is fully executed by Tenant and delivered to Landlord on or before July 23, 2008, (ii) the Guaranty in the form attached hereto is fully executed by Guarantor and delivered to Landlord on or before August 29, 2008, (iii) no material default by Tenant has occurred under the terms of this Lease, (iv) the time frames to be met by Tenant set forth in Exhibit B have been satisfied in a timely manner, and (v) no such delays are the result of any factors or causes described in Section 23.18 below or caused by Tenant due to matters specified in Paragraph 6(b) of Exhibit B, then Landlord shall pay to Tenant the amount of holdover penalty portion of the rent actually paid by Tenant to the Tower Lease (as defined in Section 23.24 below) landlord until the Lease Commencement Date and all other costs incurred by Tenant in the event that the Tower Lease landlord commences legal action against Tenant to evict Tenant from the Tower Space, including (A) legal fees and (B) costs to temporarily relocate Tenant to other premises mutually agreed upon by Landlord and Tenant (including base rent, additional rent for taxes and operating expenses, moving expenses, and costs for the planning, permitting and construction of any necessary improvements to such temporary premises) which exceed the Tower Rent (as defined in Section 23.24). Tenant shall provide Landlord written notice, including evidence of payment, on a monthly basis and Landlord shall make such payment to Tenant within ten (10) days after receipt of an invoice from Tenant from time to time.
ARTICLE IV
BASE RENT
     4.1 Tenant shall pay the Base Rent in equal installments in advance on the first day of each month during a Lease Year. On the first day of the fourth and subsequent Lease Years, the Base Rent in effect shall be increased by the product of (a) the Base Rent Annual Escalation Percentage, multiplied by (b) the Base Rent in effect. Anything to the contrary herein notwithstanding, the Base Rent for the first six (6) full calendar months of the initial Lease Term shall be abated. When Tenant executes this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent, which amount shall be credited toward the installment of the Base Rent payable for the Lease Term’s seventh (7th) full calendar month. If the Lease Commencement Date is not the first day of a month, then on the Lease Commencement Date Tenant shall pay the Base Rent for the month in which the Lease Commencement Date occurs, calculated at a daily rate of one-thirtieth (1/30th) of an installment of the Base Rent.
ARTICLE V
OPERATING CHARGES AND REAL ESTATE TAXES
     5.1(a) Tenant shall pay Tenant’s proportionate share of the amount by which Operating Charges (defined in Section 5.1(b)) during each calendar year falling entirely or partly within the Lease Term exceed a base amount (the “Operating Charges Base Amount”) equal to the Operating Charges incurred during the Base Year. For purposes of this Section, Tenant’s proportionate share shall be that percentage which is equal to a fraction, the numerator of which is the rentable area of the Premises, and the denominator of which is the rentable area of the Building.
          (b) Operating Charges mean the following expenses incurred by Landlord in the ownership and operation of the Building and the land upon which the Building is located (the “Land”): (1) water, sewer and other utility charges and electricity charges; (2) insurance premiums; (3) management fees; (4) costs of service and maintenance contracts; (5) maintenance, repair and replacement expenses; (6) amortization (on a straight-line basis over the useful life (not to exceed ten years), with interest at two percentage points over the prime rate specified in Section 19.6 at the time the expenditure was made) of capital expenditures made by Landlord to (A) reduce operating expenses if Landlord reasonably estimates that the annual reduction in operating expenses shall exceed such amortization, or (B) comply with laws or insurance requirements enacted or imposed after the date hereof; (7) charges for janitorial services; (8) reasonable reserves for replacements, repairs and contingencies; and (9) any other expense incurred by Landlord in owning, maintaining, repairing or operating the Building and the Land. Operating Charges do not include: principal or interest payments on any mortgage, deed of trust or ground lease; leasing commissions; depreciation of the Building except as specified above; and the costs of special services or utilities separately charged to particular tenants of the Building.
          (c) If the average occupancy rate for the Building during any year is less than ninety-five percent (95%), or if any tenant is paying separately for electricity or janitorial services furnished to its premises, then Operating Charges for such year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety-five percent (95%) and if Landlord paid for electricity and janitorial services furnished to such premises. For example, if the janitorial charges for a year were one dollar ($1.00) per square foot of occupied rentable area, then it would be reasonable for Landlord to estimate that if the Building had been ninety-five percent (95%) occupied during such year, then janitorial charges for such year would have been $96,760.35.
          (d) At the beginning of calendar year 2010 and each calendar year thereafter, Landlord may submit a statement indicating the amount by which Operating Charges that Landlord reasonably expects to be incurred during such year exceed the Operating Charges Base Amount and Tenant’s proportionate share of such excess. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant’s receipt of a succeeding statement, an amount equal to one-twelfth (1/12) of such share. Landlord reserves the right to submit a revised statement if Landlord expects such share to differ from the prior estimation. If a statement is submitted after the beginning of a year, then the first payment thereafter shall be adjusted to account for any underpayment or overpayment based on the prior statement and subsequent payments shall be based on the latest statement.
          (e) Commencing with calendar year 2010, within approximately one hundred twenty (120) days after the end of each calendar year, Landlord shall submit a statement indicating (1) Tenant’s proportionate share of the amount by which Operating Charges incurred during such year exceeded the Operating Charges Base Amount, and (2) the sum of Tenant’s estimated payments for such year. If such statement indicates that such sum exceeds Tenant’s actual obligation, then Tenant shall deduct the overpayment from its next payment(s) pursuant to this Article. If such statement indicates that Tenant’s actual obligation exceeds such sum, then Tenant shall pay the excess. If Tenant does not notify Landlord in writing of any objection to such statement within thirty (30) days after receipt, then Tenant shall be deemed to have waived such objection.
          (f) If the Lease Term expires on a day other than December 31, then Tenant’s liability pursuant to this Section shall be proportionately reduced based on the number of days in the Lease Term falling within such year.
          5.2 (a) Tenant shall pay Tenant’s proportionate share of the amount by which Real Estate Taxes (defined in Section 5.2 (b)) during each calendar year falling entirely or partly within the Lease Term exceed a base amount (the “Real Estate Taxes Base Amount”) equal to the Real Estate Taxes incurred during the Base Year. For purposes of this Section, Tenant’s proportionate share shall be that percentage which is equal to a fraction, the numerator of which is the rentable area of the Premises, and the denominator of which is the rentable area of the Building.
          (b) Real Estate Taxes mean (1) real estate taxes (including special assessments) imposed upon Landlord or assessed against the Building or the Land, (2) future taxes or charges imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by rents payable, and (3) expenses incurred in reviewing or seeking a reduction of real estate taxes. Real Estate Taxes shall be deemed to include any taxes abated due to Landlord’s substantial renovation, rehabilitation or replacement of the Building.
          (c) At the beginning of calendar year 2010 and each calendar year thereafter, Landlord may submit a statement indicating the amount by which Real Estate Taxes that Landlord reasonably expects to be incurred during such year exceed the Real Estate Taxes Base Amount and Tenant’s proportionate share of such excess. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant’s receipt of a succeeding statement, an amount equal to one-twelfth (1/12) of such share. Landlord reserves the right to submit a revised statement if Landlord expects such share to differ from the prior estimation. If a statement is submitted after the beginning of a year, then the first payment thereafter shall be adjusted to account for any underpayment or overpayment based on the prior statement and subsequent payments shall be based on the latest statement.
          (d) Commencing with calendar year 2010, within approximately one hundred twenty (120) days after the end of each calendar year, Landlord shall submit a statement indicating (1) Tenant’s proportionate share of the amount by which Real Estate Taxes incurred during such year exceeded the Real Estate Taxes Base Amount, and (2) the sum of Tenant’s estimated payments for such year. If such statement indicates that such sum exceeds Tenant’s actual obligation, then Tenant shall deduct the overpayment from its next payment(s) pursuant to this Article. If such statement indicates that Tenant’s actual obligation exceeds such sum, then Tenant shall pay the excess. If Tenant does not notify Landlord in writing of any objection to such statement within thirty (30) days after receipt, then Tenant shall be deemed to have waived such objection.
          (e) If the Lease Term expires on a day other than December 31, then Tenant’s liability pursuant to this Section shall be proportionately reduced based on the number of days in the Lease Term falling within such year.
ARTICLE VI
USE OF PREMISES
     6.1 Tenant shall use the Premises solely for office (non-medical and non-governmental) purposes and for no other use or purpose, except for such purpose as defined in Section 1.13. Tenant shall not use the Premises for any unlawful purpose, or in any manner that in Landlord’s opinion will constitute waste, nuisance or unreasonable annoyance to Landlord or any tenant of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy pursuant to present and future laws (including the Americans with Disabilities Act), ordinances, regulations and orders (collectively “Laws”). Tenant shall comply with all Laws concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein. If any Law requires an occupancy or use permit for the Premises, then Tenant shall obtain and keep current such permit at Tenant’s expense and promptly deliver a copy thereof to Landlord. Tenant shall not use the Premises in a manner that would (a) violate the terms of any occupancy or use permit, (b) impair or interfere with any base building system or facility, or (c) adversely affect the Building’s appearance, character or reputation.
     6.2 Tenant shall pay timely any business, rent or other tax or fee that is now or hereafter assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business in the Premises or Tenant’s fixtures, furnishings, inventory or personal property. If any such tax or fee is imposed upon Landlord or Landlord is responsible for collection or payment thereof, then Tenant shall pay to Landlord the amount of such tax or fee.
     6.3 Tenant shall not generate, use, release, store or dispose of any Hazardous Materials in or about the Building. Hazardous Materials mean (a) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, (b) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (c) “toxic substances” as defined by the Toxic Substances Control Act, (d) “hazardous materials” as defined by the Hazardous Materials Transportation Act (as any of such Acts may be amended from time to time), (e) petroleum products, (f) chlorofluorocarbons, and (g) substances whose presence could be detrimental to the Building or hazardous to health or the environment.
ARTICLE VII
ASSIGNMENT AND SUBLETTING
     7.1 Tenant shall not sublet or permit occupancy of (collectively “sublease”) the Premises or part thereof, or assign or otherwise transfer (collectively “assign”) this Lease or any of Tenant’s rights or obligations, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment of this Lease may be effected by operation of law without Landlord’s prior written consent. Any assignment or sublease, Landlord’s consent thereto or Landlord’s collection of rent from any assignee or subtenant shall not be construed as (a) a waiver or release of Tenant from any liability or obligations hereunder or (b) relieving Tenant, any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any other assignment or sublease. Tenant assigns to Landlord any amount due from any assignee or subtenant as security for performance of Tenant’s obligations pursuant to this Lease. Tenant directs each such assignee or subtenant to pay such amount directly to Landlord if such assignee or subtenant receives written notice from Landlord specifying that Tenant is in default under this Lease and that such amount shall be paid directly to Landlord. Each assignee and subtenant shall pay as so directed. Landlord’s collection of such amount shall not be construed as an acceptance of such assignee or subtenant as a tenant or as a permitted assignee or subtenant. Tenant’s obligations pursuant to this Lease shall be deemed to extend to any subtenant or assignee. Tenant shall cause each subtenant or assignee to comply with such obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease. Tenant shall not mortgage this Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall pay the costs (including attorneys’ fees) incurred by Landlord in connection with Tenant’s request for Landlord to consent to any assignment, sublease or mortgage. If Tenant intends to hire a real estate broker in connection with any proposed assignment or sublease, then Tenant shall so notify Landlord. At Landlord’s option (to be exercised not later than ten (10) days after Landlord’s receipt of such notice), Tenant shall hire Landlord (or its designee) as Tenant’s exclusive broker and pay the customary commission charged by brokers in similar transactions.
     7.2 If Tenant is a partnership or limited liability company, then any event(s) (whether or not voluntary, concurrent or related) which results in a dissolution of Tenant or a withdrawal or change of partners or members who, on the date of this Lease, own a controlling interest, shall be deemed a voluntary assignment of this Lease. Each general partner shall be deemed to own a controlling interest. If Tenant is a corporation, then any event(s) (whether or not voluntary, concurrent or related) which results in a dissolution, merger, consolidation or other reorganization of Tenant, or sale, transfer or relinquishment of the interest of shareholders who, on the date of this Lease, own a controlling interest, shall be deemed a voluntary assignment of this Lease. The preceding sentence shall not apply to corporations whose stock is traded through a national or regional exchange or an over-the-counter market.
     7.3 If Tenant wants to assign this Lease or sublet fifty percent (50%) or more of the Premises for all or substantially all of the remaining Lease Term, then Tenant shall give Landlord written notice (“Tenant’s Request Notice”) specifying the proposed assignee or subtenant and its business, the commencement date of the proposed assignment or sublease (the “Proposed Sublease Commencement Date”), the area proposed to be assigned or sublet (the “Proposed Sublet Space”), any premium or other consideration being paid for the proposed assignment or sublease and all other terms of the proposed assignment or sublease, and including the most recent financial statement and Dun and Bradstreet report of such assignee or subtenant and reasonably detailed information regarding such assignee or subtenant’s reputation and business experience.
     7.4 Landlord reserves the right to terminate the Lease Term with respect to the Proposed Sublet Space by sending Tenant written notice within ten (10) business days after Landlord’s receipt of Tenant’s Request Notice. If Landlord exercises such right, then Tenant shall have the right to withdraw the proposed sublease or assignment by giving Landlord written notice thereof within ten (10) business days from Tenant’s receipt of Landlord’s written notice to terminate the Lease Term with respect to the Proposed Sublet Space in which event the Lease Term shall remain in full legal force and effect with regard to the Proposed Sublet Space in the same manner as though Tenant had not given the Tenant’s Request Notice. In the event that Tenant gives Landlord the Tenant’s Request Notice, Landlord elects to terminate the Lease Term with regard to the Proposed Sublet Space and Tenant does not elect to withdraw the Tenant’s Request Notice as set forth above, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date as if the Proposed Sublease Commencement Date had been originally set forth in this Lease as the expiration date of the Lease Term with respect to the Proposed Sublet Space, (b) if the Proposed Sublet Space is not the entire Premises, then (1) as to all portions of the Premises other than the Proposed Sublet Space, this Lease shall remain in full force and effect except that the rent shall be reduced proportionately, and (2) Tenant shall pay all expenses of construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises, and (c) if the Proposed Sublet Space is the entire Premises, then the Lease Term shall terminate on the Proposed Sublease Commencement Date.
     7.5 Except as provided in Section 7.6 below, if pursuant to any agreement effecting or relating to any sublease or assignment the subtenant or assignee is to pay any amount in excess of (a) the rent and other amounts due under this Lease plus (b) the reasonable out-of-pocket expenses incurred in procuring such sublease or assignment, then, whether such excess is in the form of an increased rental, lump sum payment, payment for the sale or lease of fixtures or other leasehold improvements or any other form (and if the applicable space does not constitute the entire Premises, then such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord fifty percent (50%) of any such excess upon such terms as shall be specified by Landlord and in no event later than ten (10) days after Tenant’s receipt (or deemed receipt) thereof. If an assignment is deemed to have occurred pursuant to Section 7.2, then for purposes of this Section the rent payable by the assignee shall be deemed to be increased to equal the fair market rent for the Premises as reasonably determined by Landlord. Landlord shall have the right to inspect Tenant’s books and records relating to any sublease or assignment.
     7.6 Notwithstanding anything contained in this Article to the contrary, Landlord ‘s consent to a proposed assignment of this Lease or subletting of all or any portion of the Premises to any “Affiliate” of Tenant shall not be required provided the financial condition, net worth and creditworthiness of the proposed assignee or sublessee meets the credit standard applied by Landlord for other tenants under leases with comparable terms and is equal to or better than Tenant’s financial condition, reputation and net worth, as it exists on the date of this Lease, and such Affiliate is of comparable quality with comparable use of the Premises as other tenants of the Building which use does not adversely affect the Building, and expressly assumes in writing, prior to the effective date of such assignment of subletting, all obligations of Tenant hereunder. The term “Affiliate” shall mean (i) any entity which controls Tenant or is controlled by Tenant or is under common control with Tenant, (ii) any person or entity to whom all or substantially all of the assets of Tenant are conveyed, or (iii) any successor to Tenant by merger, consolidation or other operation of law. Tenant shall give Landlord written notice of any such proposed assignment or subletting at least thirty (30) days prior to the proposed effective date of such assignment or subletting.
ARTICLE VIII
MAINTENANCE AND REPAIRS
     8.1 Tenant shall maintain the Premises and all fixtures and equipment located therein or exclusively serving the Premises (but excluding base building fixtures and equipment) in clean, safe and sanitary condition, take good care thereof, make all repairs and replacements thereto and suffer no waste or injury thereto. Tenant shall give Landlord prompt written notice of any defect in or damage to the Building or any part thereof. Except as otherwise provided in Article XVII, all damage to the Premises or to any other part of the Building or the Land caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively “Invitees”) or Tenant, shall be repaired by and at Tenant’s expense, except that Landlord shall have the right to make any such repair at Tenant’s expense. Base building fixtures and equipment shall be deemed to exclude without limitation special tenant equipment such as air conditioning equipment serving only the Premises, telecommunications and computer equipment, and kitchen equipment. At the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises broom clean and in good order, condition and repair, except for ordinary wear and tear and as otherwise provided in Article XVII. Landlord shall provide and install replacement tubes for building standard fluorescent light fixtures (subject to reimbursement per Article V); all other bulbs and tubes for the Premises shall be provided and installed at Tenant’s expense.
ARTICLE IX
ALTERATIONS
     9.1 The original improvement of the Premises shall be accomplished at Landlord’s sole expense in accordance with Exhibit B. Landlord is under no obligation to make any alterations, decorations, additions, improvements or other changes (collectively “Alterations”) in or to the Premises except as otherwise expressly provided herein.
     9.2 Tenant shall not make or permit anyone to make any Alteration in or to the Premises or the Building without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s absolute discretion. Any Alteration made by Tenant shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor, on days and at times and under the supervision of an architect approved in writing by Landlord; (d) in accordance with plans and specifications prepared by an engineer or architect approved by Landlord and reviewed (at Landlord’s standard charge) by Landlord; (e) in accordance with Laws, requirements of any firm insuring the Building and Building standards; (f) after obtaining a worker’s compensation insurance policy approved in writing by Landlord and any bonds required by Landlord; (g) after delivering to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Premises and the Building from all proposed contractors, subcontractors, laborers and material suppliers; and (h) with respect to electrical and mechanical work, by a contractor designated by Landlord. If a lien (or a petition to establish a lien) is filed in connection with any Alteration, then such lien (or petition) shall be discharged by Tenant at Tenant’s expense within ten (10) days thereafter by the payment thereof or filing of a bond acceptable to Landlord. Landlord’s consent to an Alteration shall be deemed not to constitute Landlord’s consent to subjecting its interest in the Premises or the Building to liens which may be filed in connection therewith. Tenant shall hire Landlord (or its designee) to perform any Alteration, provided that the charge to Tenant therefor is reasonable. Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built drawings showing such Alteration.
     9.3 If an Alteration is made without Landlord’s prior written consent, then Landlord shall have the right at Tenant’s expense to remove such Alteration and restore the Premises and the Building to their condition immediately prior thereto or to require Tenant to do the same. All Alterations to the Premises or the Building made by either party shall immediately become Landlord’s property and shall be surrendered with the Premises at the expiration or earlier termination of the Lease Term, except that (a) if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, movable furniture, movable furnishings and movable trade fixtures installed in the Premises by Tenant solely at Tenant’s expense, (b) Tenant shall be required to remove all Alterations to the Premises or the Building which Landlord designates in writing for removal and (c) Tenant shall be required to remove all computer, voice data, communications and other cabling and wiring installed by Tenant or on Tenant’s behalf, unless otherwise agreed in writing by Landlord. Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Premises or the Building or which would normally be removed from the Premises with the assistance of any tool or machinery other than a dolly. Landlord shall have the right to repair at Tenant’s expense any damage to the Premises or the Building caused by such removal or to require Tenant to do the same. If any such item is not removed prior to the expiration or earlier termination of the Lease Term, then such item shall become Landlord’s property and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right to remove such item from the Premises at Tenant’s expense.
ARTICLE X
SIGNS
     10.1 Landlord, at Landlord’s expense, will list provide Tenant with ten (10) listings for names on the Building directory and provide a Building standard suite entry sign. Provided that (i) Tenant (and not any assignee or subtenant) is the largest tenant occupying the Building at such time as the Building is eighty percent (80%) leased and occupied, (ii) Tenant (and not any assignee or subtenant) continually leases and occupies at least thirty-five thousand (35,000) square feet of rentable area in the Building, and (iii) no Event of Default has occurred, Tenant, at its sole cost and expense, shall have the non-exclusive right to to place a sign on the exterior of the Building along the top course facing I-270 in a location to be mutually agreed upon by Landlord and Tenant. All aspects of such sign and its installation shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Such sign shall comply with all applicable governmental laws, codes and ordinances. Tenant shall maintain such sign at its sole cost and expense in good condition and repair and shall insure such sign. Not later than the expiration or earlier termination of the Lease Term, Tenant shall remove such sign and repair all damage associated therewith. In the event that Landlord elects to install a monument sign at the Piccard Drive entrance to the Building, Tenant, at Tenant’s election and its sole cost and expense, shall be entitled to identification on such monument sign as reasonably determined by Landlord. Tenant shall not paint, affix or otherwise display on any part of the exterior or interior of the Building any sign, advertisement or notice, except as otherwise expressly provided herein.
ARTICLE XI
SECURITY DEPOSIT
[Intentionally deleted]
ARTICLE XII
HOLDING OVER
     12.1 Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date Tenant will vacate the Premises because Landlord will (a) require an extensive period to secure a replacement tenant, and (b) plan its entire leasing and renovation program for the Building in reliance on its lease expiration dates. If the Premises are not surrendered at the expiration or earlier termination of Tenant’s right of possession, then it will be conclusively presumed that the value of possession, and the resulting loss that will be suffered by Landlord, far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore if upon the expiration or earlier termination of Tenant’s right of possession Tenant (or anyone claiming through Tenant) does not surrender immediately the Premises (or portion thereof), then the rent shall be increased to equal the greater of (1) fair market rent for the Premises, or (2) twice the Base Rent, additional rent and other sums that would have been payable pursuant to the provisions of this Lease (assuming the Lease Term for the entire Premises had continued during such holdover period). Such rent shall be computed on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated.
ARTICLE XIII
INSURANCE
     13.1 Tenant shall not conduct any activity or place any item in or about the Building which may violate the requirements or increase the rate of any insurance covering the Building. If any increase in such rate is due to any such activity or item, then (whether or not Landlord has consented to such activity or item) Tenant shall pay such increase. The statement of any insurance company or insurance rating or similar organization that such an increase is due to any such activity or item shall be conclusive evidence thereof.
     13.2 Tenant shall maintain throughout the Lease Term with a company licensed to do business in the jurisdiction in which the Building is located, approved in writing by Landlord and having a rating equal to or exceeding A:XI in Best’s Insurance Guide (a) broad form commercial general liability insurance (written on an occurrence basis and including contractual liability coverage insuring Tenant’s obligations pursuant to Section 15.2, premises and operations, broad form property damage and independent contractors coverages, and an endorsement for personal injury), and (b) special form property insurance. Such liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than two million dollars ($2,000,000) combined single limit per occurrence. Such property insurance shall be in an amount not less than that required to replace all Alterations and all other contents of the Premises (other than the improvements installed pursuant to Exhibit B). All such insurance shall name Landlord (and, at Landlord’s option, its partners, members, employees and building manager) and the holder of any Mortgage as additional insureds, contain an endorsement that such insurance shall remain in full force and effect notwithstanding that the insured may have waived its claims against any person prior to the occurrence of a loss, provide that the insurer waives all right of recovery by way of subrogation against Landlord, its partners, agents and employees, be primary and noncontributory, and contain a provision prohibiting cancellation, failure to renew, reduction in amount or a material change of coverage (1) as to the interests of Landlord or the holder of any Mortgage by reason of any act or omission of Tenant, and (2) without the insurer’s giving Landlord thirty (30) days’ prior written notice of such action. Tenant shall deliver a certificate of such insurance and receipts evidencing payment of the premium for such insurance (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Lease Commencement Date and at least annually thereafter. Landlord reserves the right to increase from time to time the minimum amounts of insurance Tenant is required to maintain.
ARTICLE XIV
SERVICES AND UTILITIES
     14.1 Landlord will furnish to the Premises air-conditioning and heating during the seasons they are required in Landlord’s reasonable judgment. Landlord will provide: janitorial service after normal hours on Monday through Friday (excluding federal holidays); electricity; water; elevator service; and exterior window-cleaning service. The Building’s normal operating hours are 8:00 a.m. to 6:00 p.m. on Monday through Friday (excluding federal holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding federal holidays) and such other hours as Landlord determines. Except as otherwise specified herein, Landlord shall not be required to furnish services and utilities beyond such hours. If Tenant requires air-conditioning or heating beyond such hours, then Landlord will furnish the same, provided Tenant gives sufficient advance notice of such requirement and pays for same in accordance with Landlord’s then-current schedule. On the date of this Lease, the current schedule for overtime HVAC is $50.00 per hour.
     14.2 Any piece of equipment installed in the Premises having a name plate rating in excess of two kilowatts shall be deemed as requiring excess electric current. Landlord shall have the right to either install submeters or checkmeters to record the electrical consumption by such piece of equipment, or cause an independent engineer to survey and determine such consumption. Tenant shall pay the cost of any such survey and metering and installation, maintenance and repair thereof. Tenant shall pay Landlord (or the utility company, if direct service is provided by such company) for such consumption as shown by such metering (or a flat monthly charge determined by the survey) based on the rates charged for such service by such company. This Section shall not apply to normal office equipment such as personal computers, copiers, televisions, refrigerators, microwaves, VAV boxes with reheat coils and similar items but shall apply to supplemental air conditioning units.
     14.3 Tenant shall have access to the Building twenty-four (24) hours per day, seven (7) days per week, via an electronic perimeter access system. At least one (1) elevator shall be in service at all times, except in case of an emergency.
ARTICLE XV
LIABILITY OF LANDLORD
     15.1 Landlord, its employees and agents shall not be liable to Tenant, Invitees or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever, including without limitation: repair to any portion of the Premises or the Building; interruption in the use of the Premises or any equipment therein; accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage or plumbing equipment; termination of this Lease by reason of damage to or condemnation of the Premises or the Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or other person or entity; failure or inability to furnish or interruption in any utility or service specified in this Lease; and leakage in any part of the Premises or the Building. If a condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or Invitees in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant’s (not Landlord’s) agent. For purposes of this Article, the term “Building” shall be deemed to include the Land.
     15.2 Tenant shall reimburse Landlord, its employees and agents for, and shall indemnify, defend upon request and hold them harmless from and against, all costs, damages, claims, liabilities, expenses (including attorneys’ fees), losses and court costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (a) use and occupancy of the Premises or the business conducted therein, (b) any act or omission of Tenant or any Invitee, (c) any breach of Tenant’s obligations or warranties under this Lease, including failure to surrender the Premises upon the expiration or earlier termination of the Lease Term, or (d) entry by Tenant or Invitees upon the Land prior to the Lease Commencement Date.
     15.3 A landlord shall not be liable for any obligation or liability based on or arising out of any event or condition occurring during any period such landlord was not the owner of the Building. If a landlord transfers its interest in the Building, then Tenant shall attorn to the transferee and execute, acknowledge and deliver within five (5) days after request any document submitted to Tenant to confirm the attornment.
     15.4 Tenant shall not have the right to offset, deduct or assert a counterclaim for any amount owed or allegedly owed to it, against any payment to Landlord. Tenant’s sole remedy for recovery of such amount is to institute an independent action.
     15.5 If Tenant is awarded a money judgment against Landlord or with respect to any breach of Landlord’s obligations, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Building. No other asset of Landlord, any officer, director, partner or member of Landlord (collectively “Officer”) or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer.
ARTICLE XVI
RULES
     16.1 Tenant shall observe the rules specified in Exhibit C and any other rule that Landlord may promulgate for the Building; provided that notice thereof is given and such rule is not inconsistent with this Lease. Landlord shall have no duty to enforce such rules or any provision of any other lease against any other tenant.
ARTICLE XVII
DESTRUCTION
     17.1 If the Premises are rendered totally or partially inaccessible or unusable by fire or other casualty, then Landlord shall diligently restore the Premises and the Building to substantially the same condition they were in prior to such casualty, except that if in Landlord’s judgment such restoration cannot be completed within ninety (90) days after the occurrence of such casualty (taking into account the time needed for effecting a settlement with any insurance company, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate the Lease Term as of the sixtieth (60th) day after such casualty by giving written notice within forty-five (45) days after the occurrence of such casualty. If this Lease is not terminated pursuant to this Article, then until such restoration of the Premises are substantially complete Tenant shall be required to pay the Base Rent for only the portion of the Premises that in Landlord’s judgment is usable while such restoration is being made, except that if such casualty was caused by the act or omission of Tenant or an Invitee, then Tenant shall not be entitled to any rent reduction. After receipt of the insurance proceeds (including proceeds of any insurance maintained by Tenant), Landlord shall restore the Premises and the Building, except that (a) if such casualty was caused by the act or omission of Tenant or an Invitee, then Tenant shall pay the amount by which such expenses exceed any property insurance proceeds actually received by Landlord on account of such casualty, and (b) Landlord shall not be required to repair or restore any Alteration previously made by Tenant or any of Tenant’s trade fixtures, furnishings, equipment or personal property. Anything to the contrary notwithstanding, Landlord shall have the right to terminate this Lease if (1) insurance proceeds are insufficient to pay the full cost of such restoration, (2) any Mortgage holder does not make such proceeds available for such restoration, (3) zoning or other Laws do not permit such restoration, or (4) restoration costs exceed twenty-five percent (25%) of the Building’s replacement value.
ARTICLE XVIII
CONDEMNATION
     18.1 If one-third or more of the Premises or occupancy thereof is condemned or sold under threat of condemnation (collectively “condemned”), then this Lease shall terminate on the day prior to the date title vests in the condemnor (the “Vesting Date”). If less than such one-third is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not condemned, except that as of the Vesting Date rent shall be reduced proportionately.
     18.2 All awards, damages and compensation paid on account of such condemnation shall belong to Landlord. Tenant assigns to Landlord all rights thereto. Tenant shall not make any claim against Landlord or the condemnor for any portion thereof attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. The foregoing shall not prevent Tenant from pursuing a separate claim against the condemnor for the value of movable furnishings and movable trade fixtures installed in the Premises solely at Tenant’s expense and relocation expenses, provided that such claim in no way diminishes any award, damages or compensation payable to Landlord.
ARTICLE XIX
DEFAULT
     19.1 An Event of Default is (a) Tenant’s failure to make when due any payment of the Base Rent, additional rent or other amount, which failure continues for five (5) days, (b) Tenant’s breach of any other covenant or warranty, which breach continues for fifteen (15) days after written notice from Landlord of such breach, (c) an Event of Bankruptcy as specified in Article XX, or (d) Tenant’s dissolution or liquidation.
     19.2 This Lease is on the express condition that if an Event of Default occurs (even if prior to the Lease Commencement Date), then this Section shall apply. Except as otherwise provided in this Section, Landlord’s obligations pursuant to this Lease shall cease and failure to perform such obligations shall not relieve Tenant from any obligation. Landlord shall have the right to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit. Tenant waives any other notice to quit or of Landlord’s intention to re-enter the Premises or terminate this Lease. If necessary, Landlord may proceed to recover possession of the Premises under applicable law, or by such proceedings, including re-entry and possession, as may be applicable. Landlord may relet the Premises or any part thereof, alone or together with other space, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for any termination thereof) and on such terms and conditions (which may include concessions) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations be diminished by reason of, Landlord’s failure to relet all or any portion of the Premises or collect any rent due upon such reletting. Whether or not this Lease is terminated or any suit is instituted, Tenant shall be liable for: (a) the Base Rent, additional rent, damages or other sums which may be due or sustained prior to such default, and for all costs, fees and expenses (including without limitation reasonable attorneys’ fees, brokerage fees, advertising expenses, expenses incurred in placing the Premises in first-class rentable condition and concessions granted by Landlord) incurred by Landlord in pursuit of its remedies and in renting the Premises to others from time to time; and (b) additional damages which at Landlord’s election shall be either: (1) an amount equal to the Base Rent and additional rent which would have become due from the date of Tenant’s default through the expiration (or what but for any termination thereof would have been such expiration), less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received as a result of any failure of such other person to perform any of its obligations), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the expiration of the Lease Term (or what but for any termination thereof would have been such expiration); provided, however, that if at the time of any reletting of the Premises there exists other space in the Building available for leasing, then the Premises shall be deemed the last space rented, even though the Premises may be relet prior to the date such other space is leased. Separate suits may be brought from time to time to collect any such damages for any month(s) (and any such suit shall not in any manner prejudice Landlord’s right to collect any such damages for any subsequent month(s)) or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term); or (2) an amount equal to the present value (as of the date of Tenant’s default) of the Base Rent and additional rent due or which would have become due from time to time through the expiration of the Lease Term (or what but for any termination thereof would have been such expiration), which liquidated and agreed final damages shall be payable to Landlord in a lump sum on demand. For purpose of this Section, present value shall be computed by discounting at a rate equal to one (1) whole percentage point above the discount rate in effect (as of the date of payment) at the Federal Reserve Bank located in Richmond, Virginia. Landlord may bring suit to collect any such damages at any time after an Event of Default. Tenant waives any right of redemption, re-entry or restoration of the operation of this Lease under any present or future law, including any such right which Tenant would otherwise have if Landlord obtains possession of the Premises after an Event of Default. Whether or not the Lease Term and/or Tenant’s right of possession is terminated, Landlord shall have the right to terminate any renewal or expansion right and to withhold any consent or approval in its sole and absolute discretion. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.
     19.3 Landlord’s rights and remedies set forth in this Lease are cumulative and in addition to Landlord’s other rights and remedies at law or in equity, including those available as a result of any anticipatory breach. Landlord’s exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord’s delay or failure to exercise or enforce any of Landlord’s rights or remedies or Tenant’s obligations shall not constitute a waiver of any such rights, remedies or obligations. Landlord’s acceptance of any payment with knowledge of a breach shall not constitute a waiver of such breach. Landlord shall be deemed not to have granted any waiver unless such waiver is set forth expressly in an instrument signed by Landlord. Any such waiver shall not be construed as a waiver of any matter except as specified therein. Neither Tenant’s payment of an amount less than a sum due nor Tenant’s endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord’s acceptance of any payment (including any payment pursuant to Section 12.1) shall be deemed not to constitute a waiver of any breach or prejudice Landlord’s rights and remedies. Re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.
     19.4 If more than one natural person and/or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several.
     19.5 If Tenant fails to make any payment to any third party or to do any act required hereby to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. Landlord’s taking such action shall not be considered a cure of such failure by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such failure. If Landlord elects to take such action, then Tenant shall pay all expenses incurred (including a twenty percent (20%) fee to cover Landlord’s administrative expenses).
     19.6 If Tenant fails to pay the Base Rent, additional rent or any other payment due Landlord by the date such payment is due (without regard to any grace period specified in this Lease) more than one (1) time in any calendar year, then (without limiting Landlord’s rights and remedies) Tenant shall pay a late fee of five percent (5%) of the amount of such payment. Such payment shall bear interest at the Default Rate from the date such payment was due to the date of payment. The Default Rate shall equal the rate per annum which is the greater of eighteen percent (18%) or five (5) whole percentage points above the prime rate published from time to time in the Money Rates section of the Wall Street Journal (or substitute prime rate reasonably designated by Landlord). If Tenant breaches its obligation to pay rent timely a third time in any calendar year, then such late fee shall be increased to ten percent (10%) with respect to the fourth and any subsequent such breach during such year.
ARTICLE XX
BANKRUPTCY
     20.1 An Event of Bankruptcy is the occurrence with respect to Tenant, Guarantor or any other person liable for Tenant’s obligations hereunder, including without limitation any general partner of Tenant (“General Partner”) if Tenant is now or hereafter a partnership, of any of the following: (a) such person’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state (the “Insolvency Laws”); (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of any such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within thirty (30) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) such person’s making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) such person’s submitting (either before or after execution hereof) to Landlord any financial statement containing any material inaccuracy or omission; or (g) decrease by fifty percent (50%) or more of such person’s net worth below the net worth of such person as of the date hereof.
     20.2 After the commencement of a case (the “Case”) in which Tenant is the subject debtor under the Bankruptcy Code, (a) Tenant or its trustee in bankruptcy (collectively “Trustee”) shall perform all of Tenant’s post-petition obligations under this Lease, and (b) if Landlord is entitled to damages (including without limitation unpaid rent), then all such damages shall be entitled to administrative expense priority pursuant to Section 507(a)(1) of the Bankruptcy Code. If the Lease is assigned pursuant to the Bankruptcy Code, then the assignee shall be deemed without further act to have assumed all of Tenant’s obligations under this Lease arising from and after such assignment and at Landlord’s request shall execute an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or, if shorter, the shortest period of time in which Trustee may be required to so act), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord may exercise all rights and remedies available pursuant to Article XIX. Adequate assurance of future performance shall require (among other things) that the following minimum criteria be met: (1) Tenant’s gross receipts in the ordinary course of business during the thirty (30) days preceding the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (2) Both the average and median of Tenant’s monthly gross receipts in the ordinary course of business during the seven (7) months preceding the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (3) Trustee must pay its estimated pro rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the Base Rent) in advance of the performance or provision of such services; (4) Trustee must agree that Tenant’s business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Premises; (5) Trustee must agree that the use of the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (6) Trustee must agree that the assumption or assumption or assignment of this Lease shall not violate or affect the rights of other tenants in the Building; (7) Trustee must pay at the time the next monthly installment of the Base Rent is due, in addition to such installment, an amount equal to the monthly installments of the Base Rent and additional rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (8) Trustee must agree to pay immediately after Landlord draws on such security deposit the amount drawn; (9) Trustee must comply with all of Tenant’s obligations under this Lease; and (10) All assurances of future performance specified in the Bankruptcy Code must be provided.
ARTICLE XXI
SUBORDINATION
     21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber the Building or the Land as a first priority lien against the Property (collectively “Mortgages”), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The holder of a Mortgage to which this Lease is subordinate shall have the right at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage.
     21.2 At Landlord’s request Tenant shall execute promptly any requisite or appropriate document confirming such subordination. Tenant appoints Landlord as Tenant’s attorney-in-fact to execute any such document. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give Tenant any right to terminate or otherwise adversely affect this Lease or Tenant’s obligations in the event any such foreclosure proceeding is prosecuted or completed or in the event the Land, the Building or Landlord’s interest therein is transferred by foreclosure sale or by deed in lieu of foreclosure. If this Lease is not extinguished upon such transfer or by the transferee following such transfer, then, at the request of such transferee, Tenant shall attorn to such transferee and shall recognize such transferee as landlord. Such transferee shall not be (a) bound by any payment of the Base Rent or additional rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent of the holder of such Mortgage as of the date of such amendment, (c) liable for any breach, act or omission of any prior landlord, (d) subject to any offsets or defenses which Tenant might have against any prior landlord, or (e) liable for return of the Security Deposit unless such transferee actually receives the Security Deposit. Within five (5) days after receipt, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.
     21.3 If a (prospective or current) holder of a Mortgage requires that modifications to this Lease be obtained, and provided that such modifications (a) are reasonable, (b) do not materially adversely affect Tenant’s use of the Premises as herein permitted, and (c) do not increase the rent and other sums to be paid by Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such modifications. Tenant shall execute, acknowledge and return such amendment within five (5) days after receipt.
ARTICLE XXII
QUIET ENJOYMENT
     22.1 If Tenant shall perform timely all of its obligations, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy possession of the Premises without hindrance by Landlord or anyone claiming through Landlord.
     22.2 Landlord reserves the right to: (a) change the street address and name of the Building; (b) change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, restrooms or other public parts of the Building; (c) erect, use and maintain pipes, conduits and other equipment in and through the Premises; (d) grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with the permitted use of the Premises; (e) use or lease exclusively the roof, sidewalks and other exterior areas; (f)

resubdivide the Land or to combine the Land with other lands; (g) construct improvements on the Land and in the public and common areas of the Building; (h) relocate any parking area designated for Tenant’s use; (i) display signs, advertisements and notices on any part of the exterior or interior of the Building; and (j) make alterations to the Premises after Tenant vacates the Premises or portion thereof and without relieving Tenant of its obligation to pay rent through the expiration of the Lease Term. Exercise of any such right shall not be considered a constructive eviction or a disturbance of Tenant’s business or occupancy.
ARTICLE XXIII
GENERAL PROVISIONS
     23.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or the Building except as expressly set forth herein, and no right is being acquired by Tenant except as expressly set forth herein. This Lease contains the entire agreement of the parties and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties and discussions between the parties. This Lease may be changed in any manner only by an instrument signed by both parties.
     23.2 Nothing contained herein shall be construed as creating a relationship between the parties other than that of landlord and tenant.
     23.3 Each party warrants that in connection with this Lease it has not employed or dealt with any broker, agent or finder other than the Broker(s).
     23.4 From time to time upon five (5) days’ prior written notice, Tenant and each subtenant and assignee of Tenant shall execute, acknowledge and deliver to Landlord and its designees a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which rent and any other charges have been paid; (c) that Landlord is not in default in the performance of any obligation (or specifying the nature of any default); (d) the address to which notices are to be sent; (e) that this Lease is subordinate to the Mortgage; (f) that Tenant has accepted the Premises and all work therefor has been completed (or specifying the incomplete work); and (g) such other matters as Landlord may request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Time is of the essence to the delivery of such statements. Tenant’s failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing secured by the Building. If any such statement is not delivered timely by Tenant, then all matters contained in such statement shall be deemed true.
     23.5 LANDLORD, TENANT, GUARANTORS AND GENERAL PARTNERS WAIVE TRIAL BY JURY IN ANY ACTION, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE LANDLORD-TENANT RELATIONSHIP, TENANT’S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE. Tenant, Guarantors and General Partners consent to service of process relating to any such action at the Premises; provided, however, that nothing herein shall be construed as requiring such service at the Premises. Landlord, Tenant, all Guarantors and all General Partners waive any objection to the venue of any action filed in any court situated in the jurisdiction in which the Building is located and waive any right under the doctrine of forum non conveniens or otherwise to transfer any such action to any other court.
     23.6 Any notice or other required communication shall be in writing and deemed duly given when delivered in person (with receipt therefor) or sent (postage prepaid, return receipt requested) by Federal Express, other overnight courier, or certified mail, to the following addresses: (a) if to Landlord, at the Landlord Address for Notices; or (b) if to Tenant, at the Tenant Address for Notices. A party may change its address for the receiving of notices by notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant that a copy of each notice to Landlord shall be sent to such holder at a specified address, then Tenant shall give (in the manner specified in this Section and at the same time such notice is given to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly given unless such copy is so given to such holder. If Tenant claims that Landlord has breached any obligation, then Tenant shall give such holder notice specifying the breach and permit such holder a reasonable opportunity (not less than sixty (60) days) to cure the breach. Such holder’s curing of Landlord’s default shall be deemed performance by Landlord.
     23.7 Each provision shall be valid and enforceable to the fullest extent permitted by law. If any provision or its application to any person or circumstance shall be invalid or unenforceable to any extent (e.g., an interest rate is usurious), then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar thereto (e.g., the highest non-usurious interest rate) and the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected.
     23.8 Headings are used for convenience and shall not be considered in construing this Lease. Gender appropriate pronouns and plural or singular forms shall be substituted as the context may require. This Lease may be executed in multiple counterparts, each of which is deemed an original and all of which constitute one and the same document.
     23.9 This Lease shall be binding upon and inure to the benefit of each party and its successors and assigns, subject to the provisions restricting assignment or subletting.
     23.10 Tenant shall permit Landlord, Mortgagee and their designees to enter the Premises, without rent abatement, to inspect and exhibit the Premises and make such alterations and repairs as Landlord deems necessary.
     23.11 This Lease shall be governed by the laws of the State of Maryland.
     23.12 The submission to Tenant of correspondence or an unsigned copy of this document shall not constitute an offer or option to lease. This Lease shall become effective only upon execution and delivery by both parties.
     23.13 Time is of the essence with respect to each obligation of Tenant.
     23.14 Landlord reserves the right to make changes to the Building’s plans and specifications, provided such changes do not alter the Building’s character.

     23.15 All amounts payable by Tenant shall be paid to Landlord by check (subject to collection) drawn upon a local clearinghouse bank and delivered to the address to which notices to Landlord are to be given or to such other party or such other address as Landlord may designate in writing. Except as otherwise specified, any amount owed by Tenant to Landlord, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease and paid by Tenant within ten (10) days after the date Landlord notifies Tenant of the amount thereof.
     23.16 Tenant’s liabilities existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or termination.
     23.17 Landlord reserves the right to change the location and configuration of the Premises subject to the following: (a) if Tenant has occupied the Premises, then Landlord shall provide Tenant thirty (30) days’ advance written notice of the date Tenant must vacate the Premises; (b) Landlord shall provide Tenant with substitute space of similar nature and size elsewhere in the Building (the “Substitute Premises”); and (c) Landlord shall at Landlord’s expense (1) remove Tenant’s equipment and furniture from the Premises and reinstall them in the Substitute Premises, and (2) redecorate the Substitute Premises in a manner substantially similar to the manner in which the Premises were decorated. Within five (5) days after Landlord submits an amendment of this Lease indicating the location and configuration of the Substitute Premises and reasonable revisions (if necessary) to the schedule specified in Exhibit B, Tenant shall execute such amendment.
     23.18 If Landlord or Tenant is delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, labor dispute, inability to procure materials or any cause beyond Landlord’s or Tenant’s, reasonable control (whether similar or dissimilar to the foregoing), then the time for performance shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. The foregoing notwithstanding, this Section shall not excuse any late payment or extend the Lease Term.
     23.19 Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter. Tenant waives any right to damages based upon Landlord’s actually or allegedly wrongfully withholding or delaying any approval or consent. Tenant’s sole remedy therefor shall be a proceeding for specific performance, injunction or declaratory judgment.
     23.20 From time to time upon five (5) days’ prior written notice, Tenant shall submit such information regarding the financial condition of Tenant, each Guarantor and each General Partner as Landlord may request. Tenant warrants that all such information heretofore or hereafter submitted is and shall be correct and complete.
     23.21 Deletion of any printed, typed or other portion of this Lease or prior draft hereof shall not evidence an intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease. Interpretation of this Lease shall not be affected by any claim that this Lease has been prepared by either party.
23.22	The person executing on Tenant’s behalf warrants due authorization to so act.
     23.23 Landlord shall provide Tenant with an amount equal to five dollars ($5.00) per rentable square foot in the Premises to pay for reasonable actual out-of-pocket costs incurred by Tenant to relocate its business to the Premises (the “Relocation Allowance”). Within thirty (30) days after the written request of Tenant, Landlord shall reimburse Tenant for such expenses incurred by Tenant to the extent of the Relocation Allowance, provided: (i) such request is accompanied by a copy of the invoice for such expenses; (ii) copies of all contracts, bills, vouchers, and other information relating to the expenses for which reimbursement is being sought as may be reasonably requested by Landlord shall be made available to Landlord by Tenant; and (iii) the work and materials for which payment is requested have been physically incorporated into or are located in the Premises, free of any security interest, lien or encumbrance. Notwithstanding anything above to the contrary, Landlord shall not be required to reimburse Tenant for any invoice received later than the date which is six (6) months following the Lease Commencement Date.
     23.24 Tenant warrants that (a) Tenant has delivered to Landlord a complete copy of Tenant’s lease at 3206 Tower Oaks Boulevard, Rockville, Maryland, comprised of the Lease dated November 27, 2002 between Montrose Office Park LLC, as landlord, and Parsons, Brinckerhoff, Quale & Douglas, Inc. (“PBQD”), as tenant, which lease was assumed Tenant (the “Tower Lease”), (b) Tenant is in compliance with its obligations under the Tower Lease, (c) the lease expiration date of the Tower Lease is April 30, 2009, (d) Tenant has not assigned the Tower Lease nor subleased all or any portion of the Tower Space (as defined below) and (e) Tenant has not exercised any rights granted in the Tower Lease to extend the term of the Tower Lease or expand the premises subject to the Tower Lease. Tenant shall vacate the space leased by Tenant containing approximately 29,391 square feet of rentable area pursuant to the Tower Lease (the “Tower Space”) upon the Lease Commencement Date set forth in Section 3.2 above. Landlord grants Tenant a rent abatement of the rent due under this Lease in amounts equal to Tenant’s rental obligations (the “Tower Rent”) (including Base Rent and Additional Rent for increases in Tax Costs and Operating Expenses) under the Tower Lease with respect to the period from and after the date (the “Tower Transfer Date”) which is the later of (x) the Lease Commencement Date hereunder or (y) the date Tenant has fully vacated the Tower Space. Anything in this Section to the contrary notwithstanding, Tenant shall remain responsible for liabilities to the Tower Lease landlord due to any breach (or any act or failure to act that would be a breach if the Tower Transfer Date were the last day of the term of the Tower Lease, e.g., any obligation to remove signage or telecommunication equipment, to deliver the space in the condition required by the terms of the Tower Lease, ,etc.) of the Tower Lease caused by any act or omission of Tenant with respect to the Tower Lease prior to the Tower Transfer Date. Tenant shall give Landlord ten (10) days prior written notice of the amount of rent abatement to which Tenant claims Tenant is entitled. Without Landlord’s prior written consent, Tenant shall not: make any alteration to or sublease the Tower Space; amend or assign the Tower Lease; or exercise any right or option under the Tower Lease.
     23.25 Landlord and Tenant acknowledge that the Guaranty executed by the Guarantor may not be delivered simultaneously with the execution of this Lease by Tenant. Tenant covenants and agrees that the Guaranty in the form attached hereto shall be fully executed and delivered to Landlord by the Guarantor no later than no later than August 29, 2008. In the event that the Guaranty is not delivered to Landlord in accordance with the terms of this Section 23.25, Tenant shall be in default under the terms of this Lease and Landlord, with no further notice of default to Tenant or Guarantor being required, shall have all of the rights and remedies granted to Landlord in this Lease and available at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

WITNESS:	LANDLORD:

1390 PICCARD DRIVE, L.L.C.

By: Washington Property Company, L.L.C., Manager

/s/ Marc Witnowski	By:	/s/ Charles Knulsen

	Print Name:	Charles Knulsen

	Title:	President

	Date:	7/23/08

WITNESS:	TENANT:

TELVENT FARRADYNE INC.

/s/ Carrie Glidden	By:	/s/ Mark Thompson

	Print Name:	Mark Thompson

	Title:	Vice President

	Date:	7/23/08

EXHIBIT B
WORK AGREEMENT
     This Exhibit is a part of that certain Lease dated as of July 23, 2008 (the “Lease”), between 1390 PICCARD DRIVE, L.L.C. (“Landlord”) and TELVENT FARRADYNE INC. (“Tenant”).
     1. Tenant’s Authorized Representative. Tenant designates Alfredo Escriba (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.
     2. Work and Materials. Landlord, at Landlord’s expense, will provide the improvements (collectively, the “Tenant Work”) specified on the space plan, drawing and related notes attached hereto as Exhibit B, Schedule 1, which Exhibit B, Schedule 1 is hereby approved by Tenant. Except as otherwise specified on such Schedule, all improvements shall be Building standard improvements. Within five(5) business days after Landlord’s request from time to time, Tenant shall provide any information (e.g., carpet, paint, laminate, countertop selections) requested by Landlord.
     3. Schedule. (a) Upon the full execution of the Lease, Landlord shall cause the construction drawings to be prepared.
          (b) Landlord shall deliver the permit ready construction documents to Tenant for review and approval on or before the date which is thirty (30) business days following the full execution of the Lease.
          (c) Within five (5) business days after submission of the construction documents to Tenant, the parties shall meet to review and approve such documents (“Final CD Approval”).
          (d) Landlord shall submit to the appropriate governmental agency the application for a building permit for the Tenant Work on or before the date which is no more than five (5) business days following Final CD Approval.
     4. Approval. All plans, drawings and construction documents (and changes thereto) shall be subject to Landlord’s written approval. Such approval shall not constitute approval of delay caused by Tenant or a waiver of any right or remedy.
     5. Change Orders. If Tenant requests any change or addition to the work or materials to be provided pursuant to this Exhibit after Final CD Approval, then Landlord shall not be obligated to perform such change or addition. All additional expenses attributable to any change order requested by Tenant and approved by Landlord shall be payable by Tenant. If Landlord submits an estimate of additional expenses attributable to a change order, then Tenant shall pay such estimated expenses prior to the performance of the work contemplated by such change order. If the actual additional expenses attributable to such change order exceed such estimated expenses, then Tenant shall pay the amount of such excess. If such estimated expenses exceed the actual additional expenses attributable to such change order, then the amount of such excess shall be credited against the first installment(s) of rent.
     6. Substantial Completion. (a) Except as provided in Paragraph 6(b), the Premises shall be deemed to be substantially complete when the Tenant Work (except for items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing substantial interference with Tenant’s use of the Premises (i.e., the “punch list” items)) has been completed, as determined by Landlord’s architect.
          (b) If Landlord is delayed in completing the Tenant Work to be provided pursuant to this Exhibit as a result of (1) Tenant’s failure to comply with any obligation pursuant to this Exhibit, (2) Tenant’s request for modifications to plans, drawings or construction documents subsequent to the date such plans, drawings or construction documents are approved by Landlord, (3) Tenant’s failure to pay when due any amount pursuant to this Exhibit, (4) Tenant’s request for materials which are long lead items, or (5) the performance of any work by any person or firm employed or retained by Tenant, then the Tenant Work shall be deemed to have been substantially complete on the date that Landlord’s architect determines in its sole judgment that the Tenant Work would have been substantially complete if such delay(s) had not occurred.
     7. Possession. Tenant’s taking possession shall constitute acknowledgment that the Premises are in good condition and that all work and materials are satisfactory, except as to any defective or incomplete item that is described in a written notice given by Tenant to Landlord not later than the day Tenant takes possession. Tenant shall have no right to make any alteration in the Premises until Tenant submits such notice. Landlord will correct and complete any defective or incomplete item described in such notice which Landlord’s architect or engineer confirms is in fact defective or incomplete.
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EXHIBIT C
RULES
     This Exhibit is a part of that certain Lease dated as of July 23, 2008 (the “Lease”) between 1390 PICCARD DRIVE, L.L.C. (“Landlord”) and TELVENT FARRADYNE INC. (“Tenant”).
     1. Tenant shall not obstruct or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord’s property management department all move-ins, move-outs and deliveries to the Building so that arrangements can be made to minimize such interference. Tenant and its employees shall not use any of the parking spaces designated for use by visitors only or the roof.
     2. Tenant shall not place any showcase, mat or other article in any common or public area of the Building.
     3. Tenant shall not use any water and wash closet or other plumbing fixture for any purpose other than that for which it was constructed. Tenant shall not place any debris, rubbish, rag or other substance therein.
     4. Tenant shall not use any loudspeaker or sound system which may be heard outside the Premises.
     5. Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building. Tenant shall not do or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant’s employees for their own consumption. Tenant shall not install any microwave oven or coffee machine in the Premises without Landlord’s prior written approval of such equipment and its location within the Premises. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or permeate from the Premises.
     6. Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind.
     7. Tenant shall not place on a floor a load exceeding the load which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy items. Landlord shall have the right to repair at Tenant’s expense any damage caused by Tenant’s moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any furniture, equipment or bulky item except as approved by Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator. Tenant shall remove promptly from sidewalks adjacent to the Building items delivered for Tenant.
     8. Tenant shall not place additional locks or bolts of any kind on any door or window or make any change in any lock or locking mechanism without Landlord’s prior written approval. Tenant shall keep doors leading to common area closed (except for ingress or egress). Upon the termination of its tenancy, Tenant shall deliver to Landlord all keys furnished to or procured by Tenant, and if any key so furnished is not delivered, then Tenant shall pay the replacement cost thereof. Tenant’s key system shall be separate from that for the rest of the Building.
     9. Tenant shall not install or operate in the Premises any equipment that operates on greater than 120 volt power without obtaining Landlord’s prior written consent. Landlord hereby consents to the computer hardware that operates on 240 volt power to be located in the room labeled “Integration Room/Computer Room” shown on Exhibit B, Schedule 1. Landlord may condition such consent upon Tenant’s payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by such equipment. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall not permit the use of space heaters in the Premises. If any equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant’s expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.
     10. Landlord may exclude from the Building any person who does not properly identify himself to the Building manager on duty. Landlord may require any person admitted to or leaving the Building to register.
     11. Tenant shall not use the Premises for lodging.
     12. Before closing and leaving the Premises at any time, Tenant shall turn off all lights.
     13. Tenant shall not request any employee of the building manager or Landlord to do anything outside of such employee’s regular duties without Landlord’s prior written consent. Tenant’s special requirements will be attended to only upon application to Landlord. Tenant shall pay for any such special requirements in accordance with the schedule of charges maintained by Landlord from time to time. Tenant shall not employ any employee of the building manager or Landlord for any purpose whatsoever without Landlord’s prior written consent.
     14. Canvassing, soliciting, peddling and loitering in or about the Building are prohibited. Tenant shall cooperate to prevent the same.
     15. Only hand trucks equipped with rubber tires and side guards may be used in the Building. Tenant shall be responsible for loss or damage resulting from any delivery made by or for Tenant.
C- 1

     16. Tenant shall comply with standards prescribed by Landlord for curtains, drapes, blinds, shades, screens, lights and ceilings, including standards designed to give the Building a uniform, attractive appearance.
     17. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year at Tenant’s expense.
     18. Landlord may, upon request of Tenant, waive Tenant’s compliance with any of the rules. A waiver shall not (a) be effective unless signed by Landlord and delivered to Tenant, (b) relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, or (c) relieve Tenant from any liability for any loss or damage resulting from Tenant’s failure to comply with any rule.
C- 2

GUARANTY OF LEASE
     THIS GUARANTY OF LEASE (this “Guaranty”) is made as of  31st day of July 2008, by TELVENT GIT, S.A., a company organized under the laws of Spain (“Guarantor”) having an address at Valgrande 6, 28108 Alcobendas, Madrid, Spain to 1390 PICCARD DRIVE, L.L.C. (“Landlord”) having an address at c/o Washington Property Company, 4719 Hampden Lane, Suite 300, Bethesda, Maryland 20814.
     WHEREAS, Landlord has leased to Telvent Farradyne Inc. (“Tenant”) certain space (the “Premises”) located in the building located at 1390 Piccard Drive, Rockville, Maryland pursuant to that certain Lease by and between Landlord and Tenant dated as of 23rd July , 2008 (the “Lease”);
     WHEREAS, Guarantor is materially benefited by the Lease, and Guarantor’s executing this Guaranty is a material inducement to Landlord to enter into the Lease.
     NOW THEREFORE, Guarantor agrees with Landlord as follows:
     1. Guarantor unconditionally and irrevocably guarantees that all sums stated in the Lease to be payable by Tenant shall be promptly paid in full when due in accordance with the Lease and that Tenant’s covenants thereunder shall be performed and observed timely. If any such sum or covenant is not timely paid, performed or observed, then Guarantor shall, promptly after notice thereof and prior to the expiration of any applicable grace period specified in the Lease, pay the same regardless of (a) any defense, right of offset or counterclaim which Tenant or Guarantor may have or assert against Landlord with respect to the Lease, this Guaranty or otherwise, (b) whether Landlord shall have taken any step to enforce any right against Tenant or any other person, (c) termination of the Lease as a result of Tenant’s default, or (d) any other condition or contingency. Guarantor shall also pay all expenses of collecting such sum or any part thereof or of otherwise enforcing this Guaranty, including reasonable attorneys’ fees.
     2. Guarantor’s obligations under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, whether or not Guarantor has been notified thereof or consented thereto: (a) waiver of the performance or observance by Tenant, Guarantor or any other party of any covenant or condition of the Lease or this Guaranty; (b) any extension of the time for payment by Tenant or Guarantor of any sum owing or payable under the Lease or this Guaranty, or of any other sum or obligation under or arising out of the Lease, this Guaranty or any renewal of the Lease or this Guaranty; (c) any assignment of the Lease or subletting of the Premises or any part thereof; (d) any modification or amendment (whether or not material) of any of Tenant’s or Guarantor’s obligations under the Lease or this Guaranty; (e) the doing or the omission of any act referred to in the Lease or this Guaranty (including the giving of any consent); (f) any failure or delay to exercise any right or remedy; (g) Landlord’s granting indulgence or extension in any form whatsoever; (h) any voluntary or involuntary liquidation, dissolution, sale of any or all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Tenant or Guarantor or any of Tenant’s or Guarantor’s assets; or (i) any release of Tenant or Guarantor from the performance or observation of any covenant or condition contained in the Lease or this Guaranty by operation of law.
     3. To the extent not prohibited by law, Guarantor waives (a) any right Guarantor may now or hereafter have to any hearing prior to the attachment of any real or personal property to satisfy Guarantor’s obligations, and (b) the benefits of any present or future constitution, statute or rule of law which exempts property from liability for debt.
     4. If the Lease is rejected or disaffirmed by Tenant or Tenant’s trustee in bankruptcy pursuant to bankruptcy law or any other law affecting creditors’ rights, then Guarantor shall, and does hereby (without the necessity of any further agreement or act), assume all obligations and liabilities of Tenant under the Lease to the same extent as if (a) Guarantor were originally named Tenant under the Lease, and (b) there had been no such rejection or disaffirmance. At Landlord’s request, Guarantor shall confirm promptly in writing such assumption.
     5. Notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Tenant are hereby waived by Guarantor. Guarantor hereby waives presentment, notice of dishonor, protest and notice of non-payment or non-performance.
     6. This Guaranty (a) shall be governed by the laws of the jurisdiction in which the Premises are located, (b) may not be modified or amended except by a written agreement duly executed by the parties, and (c) shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns. Guarantor waives trial by jury in connection with any action, proceeding or counterclaim with respect to this Guaranty. Guarantor waives any objection to the venue of any action filed in any court in the jurisdiction in which the Premises are located and waives any right under the doctrine of forum non conveniens or otherwise to transfer any such action to any other court.
     7. Guarantor’s liability shall be primary and joint and several with that of Tenant. Landlord may proceed against Guarantor under this Guaranty without initiating or exhausting any remedy against Tenant, and may proceed against Tenant and Guarantor separately or concurrently. If more than one natural person and/or entity shall constitute Guarantor, then the liability of each such person and/or entity shall be joint and several.
     8. Within five (5) days after Landlord’s written request, Guarantor shall execute and deliver to Landlord a statement certifying any matter concerning this Guaranty or the Lease as Landlord may request.
     9. Any notice which Landlord may elect to send shall be binding upon Guarantor if mailed to Guarantor’s address set forth above, by United States certified or registered mail, return receipt requested.
     10. From time to time upon five (5) days’ prior written notice, Guarantor shall submit such information regarding Guarantor’s financial condition as Landlord may request. Guarantor warrants that all such information heretofore or hereafter submitted is and shall be correct and complete.
     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

WITNESS:	GUARANTOR:

	By:	/s/ Manuel Sanchez Ortega

	Name:	Manuel Sanchez Ortega

	Title:	Attorney in fact

ID Number:

	By:	/s/ Manuel Fernandez Maza

	Name:	Manuel Fernandez Maza

	Title:	Attorney in fact

ID Number: